AMENDED AND RESTATED
                 SALES REPRESENTATIVE AGREEMENT


     This Amended  and  Restated Sales  Representative  Agreement  (this
"Agreement") is made and entered into this 15th day of August, 1997, effective as of January 1, 1996, between WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation (the "Company"), JAMES INDUSTRIES, INC., an Illinois corporation (the "Representative"), and JAMES J. ROBERTS, JR. ("Roberts").

     WHEREAS, the Company designs, manufactures and markets electronics video products consisting primarily of video monitors;

     WHEREAS, the Company and the Representative entered into a Sales Representative Agreement dated January 1, 1996, whereby the Company appointed the Representative as its sales representative for certain products of the Company and the Representative accepted such position as sales representative of such products (the "Old Sales Representative Agreement");

     WHEREAS, the Representative has executed a Promissory Note in favor of the Company of even date herewith (the "Note"); and

     WHEREAS, the Company and the Representative desire to amend and restate the Old Sales Representative Agreement in connection with the Note, all in accordance with the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties agree as follows:

     1.  Definitions.

     "Markets" shall mean  the Traditional  Markets and  the Video  Wall
Markets.

     "Products" shall  mean all  products produced  or assembled  and/or
sold  by  the  Company,  including,  but  not  limited  to,  spare   and
replacement parts and the service of such products.

     "Traditional Markets" shall mean the following markets and uses in which and for which the Products may be sold: amusement, leisure, gaming, automotive, and shall also include the data display market but only for the customers listed on Exhibit A attached hereto and shall exclude the Video Wall Markets.

     "Video Wall Markets" shall mean the following markets and uses in which and for which the Products may be sold: video walls, presentation monitors, transportation monitors and kiosk monitors shall exclude the Traditional Markets and shall exclude all sales to the customers listed on Exhibit B.

     2. Appointments. The Company hereby appoints the Representative, and the Representative hereby accepts appointment by the Company, as sales representative for the Products in the Markets, under the terms and conditions contained herein. The Representative hereby agrees to engage actively and diligently in the promotion and sale of the Products, to use its best efforts to fully develop the Markets for the Products, and to render prompt and complete sales and servicing to its customers at its sole cost and expense.

     3. Exclusivity. The Representative shall be the Company's exclusive sales representative for the Products in the Markets in the United States of America, Canada and Mexico (the "Territory") and shall be the Company's sales representative for the Products in the Markets on a non-exclusive basis in all other areas.

     4. Sales Invoicing. The Company shall do all invoicing on sales of Products to customers, except as mutually agreed upon in writing. The Company shall furnish the Representative with a summary of the following invoices on a monthly basis: (i) invoices of Products sold in the Territory for use in the Markets; and (ii) invoices of other Products, if any, sold by the Company and for which the Representative is entitled to a commission pursuant to this Agreement.

     5.   Commissions.

     (a)  Monthly Commission.   On the 40th  day after the  end of  each
month, the Company shall pay to the Representative a commission (the "Monthly Commission") consisting of:

     (i) a commission as listed on Exhibit C of the Company's Net Sales in the Territory of Products in the Video Wall Markets for such month; plus

     (ii) a commission of such percentage of the Company's Net Sales in the Territory of Products in the Traditional Markets for such month equal to the Commission Percentage (as hereinafter defined); plus

     (iii) commissions, at the rates set forth in (i) and (ii) above, for sales of Products in the Markets outside the Territory for such month, which sales are generated by the Representative.

     (b)  Annual Commission.  As  soon as practicable, but in  no event
later  than  April  1  each  year,  the  Company  shall  calculate   the
Representative's annual commission for the preceding calendar year (the "Annual Commission") in the following manner:

     (i) a commission as listed on Exhibit C of the Company's Net Sales in the Territory of Products in the Video Wall Markets for the preceding calendar year; plus

     (ii) a commission of such percentage of the Company's Net Sales in the Territory of Products in Traditional Markets for the preceding calendar year equal to the Commission Percentage; plus

     (iii) commissions, at the rates set forth in (i) and (ii) above, for sales of Products in the Markets outside the Territory for the preceding calendar year, which sales are generated by the Representative.

     If the Annual Commission is greater than the sum on Monthly Commissions paid for the preceding calendar year (the "Aggregate Monthly Commission"), the Company shall, no later than ten (10) business days after such calculation, pay to the Representative the difference between the Annual Commission and the Aggregate Monthly Commission.

     (c)  Definitions

     (i) "Net Sales" shall mean the aggregate amount of the Company's net sales of Products in the Traditional Markets or Video Wall Markets, as the case may be. For purposes of determining Monthly Commissions, Net Sales shall be calculated at the end of each month by annualizing year-to-date Net Sales. For purposes of determining Annual Commissions, Net Sales shall equal the Company's net sales of Products in the Traditional Markets or Video Wall Markets, as the case may be, for the preceding calendar year.

     (ii) "Profits" shall mean year-to-date net income after taxes.

     (iii)"Loss" shall mean year-to-date net loss after taxes.

     (iv) The "Commission Percentage" for any month or year shall be (1) the Applicable Rate set forth in Column B of Exhibit D if the Company has operated at a Loss, year-to-date, through the end of such month or year as the case may be, or the Applicable Rate set forth in Column C of Exhibit D if the Company has operated at a Profit, year-to-date, through the end of such month or year as the case may be. The "Applicable Rate" for any month or year shall be based upon the Net Sales calculated as provided herein.

     (d) All commissions to be paid to the Representative hereunder shall be based upon the Company's invoice price to customers for its Products, excluding amounts invoiced for taxes, freight, C.O.D. charges or insurance.

     (e) Notwithstanding anything herein to the contrary, the Representative shall not be entitled to any commission on Products sold for use in markets other than the Markets, on orders canceled or refused for any reason whatsoever by the Company or by any customer, or on Products returned for credit upon the Company's authorization. In the event that the Company accepts Products for return or is not paid by a customer within ninety (90) days of invoicing, the Company may charge back against the Representative commission which have been paid or which are due to the Representative as a result of the underlying sale of such Products; provided, however, that once the Company has been paid in full by such customers, the Representative shall be entitled to receive commissions thereon at the rate set forth herein. The Representative assumes responsibility for the accuracy of all matters on all orders taken by the Representative.

     (f) In the event that the Representative fails to notify the Company of any disagreement within one hundred eighty (180) days after receiving a statement of commissions due in accordance with the Section 5, such statements shall be conclusively deemed to be correct and binding upon the Representative.

     (g) In the event that the Company fails to notify the Representative of any disagreement within one hundred eighty (180) days after receiving a statement of commissions due in accordance with the
Section 5, such statements shall be conclusively deemed to be correct and binding upon the Company.

     6.   Sales Terms.   All orders submitted  by the Representative to
the Company shall be on the Company's regular terms and conditions then in effect and shall be made expressly subject to the approval of the Company at the home office of the Company at 2701 North Kildare Avenue, Chicago, Illinois 60639. The Company reserves the right to reject, for any reason whatsoever, any order submitted by the Representative to the Company under this Agreement, all without any liability whatsoever to the Company. The Company also reserves the right, for any reason whatsoever, to change its quoted priced of Products form time to time and to discontinue at any time or times the production, assembly, design and/or sales of Products.

     7. Sample and Product Information. The Company shall furnish the Representative with such samples, sales bulletins, product brochures, instruction manuals, and technical guidance as may from time to time be available; provided, however, that this Section 7 shall not obligate the Company to furnish any other such material or any financial assistance to the Representative.

     8. Adjustments, Compromises and Collections. The Representative has no authority, without prior written agreement by the Company, to represent the Company in making any adjustments or compromises and the Representative has no authority to make any connections for or on behalf or the Company.

     9. Intellectual Property Rights and Use. Ownership and all right, title and interest in and to any trademarks, trade names, service marks or copyrights, whether or not registered, relating to any Product are and shall remain vested solely in the Company. The Representative may not utilize any of the Company's trademarks, trade names, service marks or copyrights, whether or not registered, without the Company's prior written consent and shall immediately modify or discontinue such if, when and as requested by the Company.

     10. Product Warranty. It is understood and agreed that the Company's product warranty with respect to the Products shall be limited to the provisions set forth in the standard warranty of the Company in effect at the time of delivery thereof. The Representative shall have no authority to alter or enlarge upon such warranties.

     11. Independent Contractor. It is expressly understood and agreed by the parties:

     (a) that the Representative is an independent contractor and shall not in any way obligate or create liability on the party of the Company; and

     (b) that the Representative at no time shall represent itself as the "owner of Wells-Gardner";

     (c)  and   that   no   contracts,   commitments,   statements   or
representations made by or only behalf of the Representative shall be binding in any binding in any respect on the Company. The Company shall not be liable at any time for any payments to the Representative or on behalf of the Representative not specifically set forth in this Agreement.

     12. Facilities Provided. The Company agrees to provide to the Representative office space, at its sole option, within the Company's premises at not cost to the Representative, and any costs incurred by the Company of the Representative in connection with the
Representative's  use  of  such  facilities   shall  be  borne  by   the
Representative.

     13. Representative Debt. If the Company receives written notice from any customer of the Company that the Representative or any Representative Affiliate (as hereinafter defined) is indebted to such customer for goods purchased from such customer and the amount (the "Representative Debt") is more that sixty (60) days past due, then:

          (a) the Company may notify the Representative of such written notice from such customer; and

          (b) if the Representative does not pay, or otherwise negotiate an acceptable payment plan for, the Representative Debt within thirty (30) days after receiving the notice from the Company set forth in (a) above, the Company shall have the right, in its discretion, to either (i) apply to the Representative Debt any and all Monthly or Annual Commissions then or thereafter due to the Representative hereunder or (ii) terminate this Agreement. For purposes of this
Section 13, "Representative Affiliate" shall mean any entity, at least 50% of the voting power or the equity of which is beneficially owner, directly or indirectly by the Representative, Roberts, and John R. Blouin.

     14.  Term and Termination.

     (a) The term of this Agreement shall be from January 1, 1996, to December 31, 2000; provide, however, that this Agreement will be automatically renewed for successive periods of one (1) year. Notwithstanding the above, this Agreement may be terminated by any party upon twelve (12) months prior written notice to the other party.

     (b) As long as any amounts remain outstanding under the Note, in the event of a material breach or default of any of the terms or conditions of either this Agreement or the Note by the Representative, the Company may immediately withhold any and all commissions due and owing to the Representative under this Agreement. If such breach or default continues uncured for fifteen (15) days, the Company may (i) terminate this Agreement and/or (ii) apply any withheld commissions to the amounts outstanding under the Note. Neither the exercise nor the failure to exercise the right subsection (ii) shall constitute an election of remedies or limit the Company in any manner in the enforcement of other remedies that might be available to it.

     (c) Subject to Section 14(b), in the event of a material breach or default of any of the terms or conditions of this Agreement by one party, the other party may terminate this Agreement; provided, however, that if the breach or default is capable of being cured, the nonbreaching party must provide the breaching party with written notice thereof and if cured within sixty (60) days of such notice, such breach or default may not be grounds for termination hereunder.

     (d) This Agreement shall terminate upon an assignment for the benefit of creditors by the Representative or by or against the Representative or Roberts, or the institution of proceedings by or against the Representative or Roberts in bankruptcy or under any insolvency laws or for reorganization, receivership or liquidation, provided such proceeding is not dismissed within sixty (60) days of the institution thereof.

     (e) In the event of the death, legal incapacity or permanent disability of Roberts, or the termination of his full-time employment by the Representative, then, in any such event, the Company and the Representatives shall negotiate the terms on which this Agreement shall continue, and if the parties fail to reach an agreement, this Agreement shall forthwith terminate.

     (f) The Company agrees that in the event of the termination of this Agreement for any reason (other than a termination by the Representative under Sections 14(a) or (c)), it will not employ any person employed by the Representative or Roberts at any time during the twelve (12) months preceding the date of such termination for a period of one (1) year following such termination except as mutually agreed upon by the parties.

     (g) In addition to its other rights, the Company shall, on or before the effective termination date of this Agreement, have the right to inspect and make copies of all or any portion of the books and records of the Representative which pertain to the Company's business and to the fulfillment of the Representative's obligations under this Agreement.

     (h) Subject to Section 14(b), the Representative shall be entitled to receive commissions hereunder on Net Sales made after termination of this Agreement if any to the extent orders therefor were received by the Company prior to the effective date of termination of this Agreement, subject to all other conditions hereof.

     15. Remedies. It is agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions thereof in any action instituted in any court of the United States or any stated thereof having subject matter jurisdiction, in addition to and not in lieu of, any other remedy to which such party may be entitled, at law or in equity.

     16.  Confidential Information.

     (a) The Representative acknowledges that, in the course of promoting and selling the Products and performing its duties under this Agreement, it may obtain information relating to the Company and its products which the Representative knows or has reason to know is of a confidential and/or proprietary nature ("Confidential Information").

Such Confidential Information may include, but is not limited to, price guidelines, future products releases, trade secrets, know-how, inventions, methods of manufacture, techniques, processes, programs, data, pricing and discount lists and schedules, customer lists, financial information and sales and marketing plans. The Representative shall at all times, both during the terms of this Agreement and at all times thereafter, keep and hold such Confidential Information in the strictest confidence, and shall not use or disclose such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties as a representative pursuant to and during the term of this Agreement. The Representative shall not use or disclose any Confidential Information to any person or entity, other than the Representative's employees with a need to know such Confidential Information. The Representative warrants that the Representative's principals, employees, agents and representatives, included, but not limited to, James J. Roberts, Jr., shall be advised of the provisions of this Agreement relating to Confidential Information as set forth in this Section 16 and shall abide by the terms of this
Section 16 to the same extent as the Representative is required to do so.

     (b) Promptly upon the termination of this Agreement, the Representative shall on its own initiative turn over to the Company all Confidential Information and all other information and material, including, without limitation, all and any Product samples, pamphlets, catalogs, booklets and other advertising data and literature concerning the Company and/or the Products, and all copies thereof, in the possession, custody or control of the Representative.

     17.  Noncompetition.

     (a) The Representative and Roberts agrees that during the term hereof and, if, but only if, the Representative or Roberts voluntarily terminates this Agreement under Section 14(a), or the Company terminates this Agreement under Section 14(a), 14(b) or 14(c), then for a period of one (1) year after notice of such termination, they will not, directly or indirectly, be in any manner engaged in, connected with (as a shareholder, employee, independent contractor or otherwise) or employed by (or act as an independent contractor or other representative for) any person, firm or corporation which is engaged in a business which, anywhere inside or outside the Territory, (i) is competitive with the Company or a successor affiliate thereof of (ii) promotes, sells, markets, licenses, distributes, or advertises products whether existing or under development, which are similar to or competitive with the Products anywhere; provided, however, that this subsection shall not be deemed to limit the Representative's and Robert's right to own less than 10% of the common stock of a publicly held corporation whose shares are traded on a recognized stock exchange or over-the-counter), and provided, further, that the Representative and Roberts may so compete in Johnson County, Illinois.

     (b) In the event of a breach, violation or attempted breach or violation of any of the provisions of this Section 17, the Company shall be entitled to an injunction or restraining order immediately upon the commencement of any suit therefor by the Company and without notice. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for any such breach of violation for the recovery of damages, including punitive damages by reason thereof.

     (c) The necessity of protection against the competition of the Representative and the Representative's principal and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereby agree and acknowledge that the duration, scope and geographic area applicable to the restrictions set forth in this Section 17 are fair, reasonable and necessary. The consideration provided for herein is sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 17. IF, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

     18. Limitation of Remedy. The Representative shall have no claim against the Company for compensation or otherwise with regard to this Agreement or the representation created hereby, whether in contract, in tort, under any warranty or otherwise, either during the term of this Agreement or after its termination, for any termination or nonrenewal in accordance with this Agreement. The Company shall not, by any reason of this termination of this Agreement, for sale or use of Products, for negligence, or otherwise, be liable to the Representative for any special, incidental of consequential damages or similar relief, including but not limited to, property damage, personal injury, compensation or damages for loss of present or prospect profits or revenues, loss of goodwill or expenditures, investments or commitments made in entering to this Agreement or in connection with the performance of obligations hereunder.

     19. Waiver. No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless in writing signed by each party except as otherwise provided herein. No failure of a party to exercise any right given to it hereunder, or to insist upon strict compliance with any obligation hereunder, an not custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the party's rights to demand exact compliance with the terms hereof. Waiver by a party of any particular default shall not affect or impair its rights in respect to any subsequent default of the same or of a different nature, nor shall nay delay or omission of a party to exercise any rights arising form such default affect or impair the party's rights as to such default or any subsequent default.

     20. Notices. All notices required or permitted by the terms of this Agreement shall be in writing and shall be sent by certified or registered mail, postage prepaid, addressed as follows:

                    If to the Company:

                         Wells-Gardner Electronics Corporation
                         2701 North Kildare Avenue
                         Chicago, Illinois 60629

                    If to the Representative or Roberts:

                         James Industries, Inc.
                         1619 Colonial Parkway
                         Inverness, Illinois 60067
or such other address as any party may designate in a notice to the others.

     21. Assignments. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement shall not be assignable by the Representative without the prior written consent of the Company. Upon any assignment by the Representative that is not consented to in writing by the Company, the Company may terminate this Agreement at its option.

     22. Survival. Notwithstanding any termination of this Agreement, any duty or obligation which has been incurred by the terms hereof or which has not been fully observed, performed or discharged, shall survive termination until such duty or obligation has been fully observed, performed or discharged. The rights or remedies hereunder are cumulative to any other rights or remedies which may be grant by law.

     23. Severability. If any covenant or other provisions of this Agreement is invalid, illegal, or incapable of being enforced, by reason of any rule of law, administrative order, provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

     24.  Applicable Law.    This Agreement  shall  be governed  by  and
construed in accordance with the laws of the State of Illinois.

     25. No Third Party Beneficiaries. No persons other than the Company and the Representative shall have any rights, to commissions or otherwise, by virtue of or under this Agreement, and the Representative shall not acquire, by virtue of this Agreement, any rights to commissions or otherwise under any other agreement that the Company may execute with any other sales representative.

     26. Integration/Modification/Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates any and all prior distributorship agreements, prior and/or contemporaneous communications and/or agreements between the parties, whether written or verbal, express or implied, direct or indirect, relating in any way to the subject matter hereof including, but not limited to the Old Sales Representative Agreement and the Agreement dated March 1, 1991, as subsequently amended, by and between the parties hereto. This Agreement is intended by the parties to be a complete and wholly integrated expression of their understanding and agreement, and it may not be altered, amended, revised, modified or otherwise changed in any way except by a written instrument, which specifically identifies the intended alteration, amendment, revision, modification or other change and clearly expresses the intention to so change this Agreement, signed by an officer of the Representative and by an officer of the Company.

     27. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     28.  Counterparts.   This  Agreement  may be  executed  in  several
counterparts, each of which shall be deemed an original but both of which constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of first written above.


WELLS-GARDNER                      JAMES INDUSTRIES, INC.:
  ELECTRONICS CORPORATION:

By: Anthony Spier                       By: James Roberts Jr.

Title: CEO                              Title: CEO



James J. Roberts Jr.
JAMES J. ROBERTS, JR.

                            EXHIBIT A

                CUSTOMERS IN DATA DISPLAY MARKET

1.   Polaroid

2.   North American Drager

3.   Coulter Electronics

4.   Optelec

5.   Telesensory

6.   Simrad

7.   Mentus

8.   Future new accounts must be mutually agreed

                            EXHIBIT B

              CURRENT HOUSE ACCOUNTS FOR THE COMPANY
      FOR SALES TO THE VIDEO WALL MARKETS - EXCLUDED CUSTOMERS


1.   Business Television Video Systems

2.   Dynatouch Corporation

3.   Elo Touchsystems, Inc.

4.   Image Holding

5.   Innovative Design Technology

6.   Music Vending

7.   Neighborhood Box Office

8.   Quick Tag

9.   Touch Controls, Inc.

10.  Micrin Software

11.  Local Infoservices, Inc.

12.  Sam Carl & Associates

13.  SCA Unlimited

14.  Acrobatic Muffin Works

15.  Adwall Advertising Systems

16.  AEI Music

17.  Bayside Controls

18.  Contact Media Corporation

19.  Diversified Video

20.  Electrosonic Systems, Inc.

21.  Hibino USA, Inc.

22.  I.S.T.S./Telav

23.  Intech Corporation

24.  Kramer International

25.  Lanetco Company

26.  Milanese Associates

27.  MPO Videotronics, Inc.

28.  Multivision Electrosonic Ltd.

29.  MVP Communications

30.  Rent Com, Inc.

31.  Telav

32.  Video Vision

33.  Vision Control Association of Nevada Inc.

34.  Customers developed internally by the Company

                               EXHIBIT C

                          COMMISSION SCHEDULE

                           VIDEO WALL MARKETS



          SALES DATE                         COMMISSION RATE

       July 1, 1997-June 30, 1998                           4.00%
       July 1, 1998-June 30, 1999                           2.00%
       After July 1, 1999                                   0.00%

                            EXHIBIT D

                       COMMISSION SCHEDULE

                       TRADITIONAL MARKETS




               COLUMN A                   COLUMN B    COLUMN C
               NET SALES                    LOSS       PROFIT



Under $27.5 million                         3.00%       3.25%

$27.5 million to $29.99 million             3.25%       3.50%

$30.0 million to $37.49 million             3.50%       3.75%

$37.5 million to $42.49 million             4.00%       4.00%

$42.5 million to $47.49 million             4.50%       4.50%

$47.5 million and over                      5.00%       5.00%